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                                                                     EXHIBIT 49

              [AMERICAN BANKERS INSURANCE GROUP LETTERHEAD]

[ABI LISTED NYSE--LOGO]                                Contact: P. Bruce Camacho
                                                       Executive Vice President
                                                       Investor Relations
                                                       (305) 252-7060

NEWS RELEASE
==============================================================================
FOR IMMEDIATE RELEASE


              AMERICAN BANKERS INSURANCE GROUP AND CENDANT CORPORATION
              --------------------------------------------------------
                        REAFFIRM TWO-STEP MERGER PROCESS
                        --------------------------------

MIAMI, FLORIDA, PARSIPPANY, NJ AND STAMFORD, CT MAY 20, 1998 . . . . CENDANT
CORPORATION (NYSE: CD) AND AMERICAN BANKERS INSURANCE GROUP, INC> (NYSE: ABI) today jointly reaffirmed their intention to completed their merger, as a two-step process, as soon as possible after completion of the current financial review at Cendant.

As previously disclosed, Cendant expects its newly certified financial statements to be completed this summer. Revisions to the insurance regulatory filings will then be promptly filed with the appropriate state agencies. The merger proxy statement/prospectus, for gaining American Bankers' shareholders' approval, will also then be filed with the SEC.

The 51% cash tender portion of the transaction will be completed following receipt of insurance regulatory approvals and continued satisfaction of the other customary conditions. The second step of the transaction is additionally subject to approval by American Bankers' shareholders.

Cendant (NYSE: CD) is the world's premier provider of consumer and business services. Cendant operates in three principal segments: Alliance Marketing, Travel and Real Estate Services. In Alliance Marketing, Cendant provides access to travel, shopping, auto, dining, and other services worldwide. In Travel Services, Cendant is the leading franchisor of hotels and rental car agencies worldwide, the premier provider of vacation exchange services, a leading fleet management company through PHH, and the U.K.'s largest private car park operator through NPC. In Real Estate Services, Cendant is the world's premier franchisor of residential real estate brokerage offices, a major provider of mortgage services to consumers and a global leader in corporate employee relocation. Headquartered in Stamford, CT and Parsippany, NJ, the company has nearly 40,000 employees, operates in over 100 countries and makes more than 10 million customer contacts annually.


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AMERICAN BANKERS INSURANCE GROUP, INC.
PAGE 2 - NEWS RELEASE


American Bankers Insurance Group, Inc. (ABI) concentrates on marketing affordable, specialty insurance products and services through financial institutions, retailers and other entities offering consumer financing as a regular part of their business. ABI, through its insurance subsidiaries, operates in the United States, Canada, the Caribbean, Latin America and the United Kingdom.

Media Contact:
--------------
Elliot Bloom                   Jim Fingeroth           P. Bruce Camacho
Vice President                 Kekst and Company       Executive Vice President
Public Relations               (212)521-4800           American Bankers
Cendant                                                (305)252-7060
(973)496-8414

Investor Contact:
----------------
Laura P. Hamilton
Senior Vice President
Corporate Communications
 and Investor Relations
Cendant
(203)965-5114